Exhibit 10.26
SPARTECH CORPORATION

FOURTH AMENDMENT TO AMENDED AND
RESTATED NOTE PURCHASE AGREEMENT

As of December 6, 2011

To the Holders of Notes
Named in Annex 1 Hereto

Ladies and Gentlemen:
Spartech Corporation, a Delaware corporation (the “Company”), agrees with you as follows:

1.	PRELIMINARY STATEMENTS.
Pursuant to that certain Amended and Restated Note Purchase Agreement dated as of September 10, 2008 (initially dated as of September 15, 2004) (as amended by that certain Amendment No. 1 to Amended and Restated Note Purchase Agreement dated as of July 10, 2009, that certain Second Amendment to Amended and Restated Note Purchase Agreement dated as of June 9, 2010, and that certain Third Amendment to Amended and Restated Note Purchase Agreement dated as of January 12, 2011, and as in effect immediately prior to giving effect to the Amendments (as defined below) provided for hereby, the “Existing Note Purchase Agreement”, and as amended by this Fourth Amendment Agreement (as defined below) and as may be further amended, restated or otherwise modified from time to time, the “Note Purchase Agreement”), the Company issued and sold One-Hundred Fifty Million Dollars ($150,000,000) in aggregate initial principal amount of its 5.54% Senior Notes due 2016 (collectively, as amended, restated or otherwise modified from time to time as of the date hereof, and currently bearing interest at a rate of 6.58% per annum, the “Existing Notes” and the Existing Notes as amended and restated pursuant hereto are referred to herein as the “Notes”). The register for the registration and transfer of the Notes indicates that the parties named in Annex 1 (the “Noteholders”) to this Fourth Amendment to Amended and Restated Note Purchase Agreement (this “Fourth Amendment Agreement”) are currently the holders of the majority in outstanding principal amount of the Notes and constitute the “Required Holders” as set forth in the Existing Note Purchase Agreement.

2.	DEFINED TERMS.
Capitalized terms used herein and not otherwise defined herein have the meanings ascribed to them in the Existing Note Purchase Agreement.

3.	AMENDMENTS TO THE EXISTING NOTE PURCHASE AGREEMENT.
Subject to Section 6 of this Fourth Amendment Agreement, each of the undersigned Noteholders and the Company hereby agree to each of the amendments to the Existing Note Purchase Agreement and to the Existing Notes as provided for by this Section 3 (the “Amendments”).
3.1 Amendments to Existing Note Purchase Agreement.
The Existing Note Purchase Agreement is hereby amended as set forth in Exhibit A.
3.2 Amendment of Existing Notes.
The Existing Notes are hereby automatically, and without any further action, deemed amended and restated in their entirety to conform to the form of Note attached as Exhibit B (and the form of Existing Note attached to the Existing Note Purchase Agreement as Exhibit 1.3 is hereby amended and restated in its entirety to conform to the form of Note attached as Exhibit B); except that the principal amount, registration number and payee set forth in each Existing Note shall remain the same. If requested by any Noteholder, the Company shall execute and deliver a new Note or Notes in the form of such Exhibit B in exchange for such Noteholder's Existing Notes, registered in the name of such Noteholder, in the aggregate principal amount of the Existing Notes owing to such Noteholder on the date hereof and dated the date of the last interest payment made to such Noteholder in respect of its Existing Notes.

4.	Tax Restructuring and Waiver.

4.1 Representations and Covenants Relating to Tax Restructuring.
The Company and the Subsidiary Guarantors (collectively, the “Obligors”) hereby represent and warrant, covenant and agree, with the Noteholders as follows:
(a)    The Obligors and their respective Subsidiaries, as the case may be, have caused or permitted each of the following transactions to occur, all in accordance with documents of which true and complete copies of the documents effecting the same have been delivered to the Noteholders (collectively, the “Tax Restructuring”):
(i)    each of Atlas Alchem Plastics, Inc., Alchem Plastics, Inc., Spartech Plastics, LLC, Spartech CMD, LLC and Spartech SPD, LLC (each being a Subsidiary Guarantor) was merged with and into Spartech Polycom (defined below);
(ii)    Spartech Polycom, Inc., a Pennsylvania corporation and Subsidiary Guarantor, re-incorporated itself in the State of Delaware (“Spartech Polycom”);
(iii)    Creative Forming, Inc., a Wisconsin corporation and Subsidiary Guarantor, converted to a limited liability company under Wisconsin law named Creative Forming, LLC;
(iv)    Polymer Extruded Products, LLC, a newly-formed New Jersey limited liability company, merged with Polymer Extruded Products, Inc. and PEPAC Holdings, Inc. (each Subsidiary Guarantors), with Polymer Extruded Products, LLC as the surviving entity (“Polymer LLC”); and
(v)    Certain assets of the Company and/or the Guarantors were contributed to Spartech Polycom (Texas), Inc., a Delaware corporation (“Spartech Texas”).
(b)    The Company represents and warrants that, in connection with the Tax Restructuring, no assets were transferred to Persons other than the Company and the Subsidiary Guarantors and no Indebtedness or other obligation was incurred to Persons other than the Company and Subsidiary Guarantors, other than Spartech Texas and Polymer LLC, each of which shall be a Subsidiary Guarantor on or prior to the date hereof.
(c)    Polymer LLC and Spartech Texas (collectively, the “New Guarantors”) have each executed and delivered to the Noteholders the documents required to be delivered by them pursuant to Section 6.2, 6.4 and 6.8 hereof, and the Obligors will each provide such other agreements, documents and instruments as the Noteholders may request, all in form and substance satisfactory to the Noteholders, related to the Tax Restructuring and the Lien of the Collateral Agent, both before and after giving effect to this Fourth Amendment Agreement. For the avoidance of doubt, the failure of the Obligors to comply with the foregoing covenant shall constitute an Event of Default.

(d)    The Obligors have requested that the Noteholders waive the following in connection with the Tax Restructuring: (i) the applicable provisions of the Note Purchase Agreement at Section 7.5 (Corporate Existence, Etc.), Section 7.6 (Additional Subsidiary Guarantees; Release of Subsidiary Guarantors), Section 7.8 (Collateral), Section 8.2 (Disposition of Assets) and Section 8.3 (Consolidations and Mergers); and (ii) waive the applicable provisions of the Security Agreement at Section 8.10 (Corporate Changes), and 8.15 (Preservation of Security Interest and Other Perfection); in each case solely to the extent necessary to permit the Tax Restructuring, and agree that the Asset Sales described in Section 4.1(a)(v) above that occurred as part of the Tax Restructuring will be disregarded for all purposes of determining compliance with Section 8.2(d)(ii) and that no such Asset Sale shall give rise to a prepayment under Section 6.1(b)(i).

4.2 Waiver and Consent to Tax Restructuring.
Subject to Section 6 of this Fourth Amendment Agreement, and in reliance upon the representations, warranties, covenants and agreements set forth in Section 4.1(a) above and elsewhere herein, the Noteholders hereby: (i) acknowledge the Tax Restructuring; (ii) consent to and permit the Tax Restructuring; and (iii) waive (the “Waiver”) any Events of Default that may have arisen solely from the failure of the Obligors, in connection with the Tax Restructuring, to comply with (A) the applicable provisions of the Note Purchase Agreement at Section 7.5 (Corporate Existence, Etc.), Section 7.6 (Additional Subsidiary Guarantees; Release of Subsidiary Guarantors), Section 7.8 (Collateral), Section 8.2 (Disposition of Assets) and Section 8.3 (Consolidations and Mergers); and (B) the applicable provisions of the Security Agreement at Section 8.10 (Corporate Changes), and 8.15 (Preservation of Security Interest and Other Perfection) and (iv) agree that the Asset Sales described in Section 4.1(a)(v) above that occurred as part of the Tax Restructuring will be disregarded for all purposes of determining compliance with Section 8.2(d)(ii) and that no such Asset Sale shall give rise to a prepayment obligation under Section 6.1(b)(i); in each case solely to the extent necessary permit the Tax Restructuring, but for no other purpose, and each such Section remains in full force and effect for all other purposes and all time periods both prior to and after the effectiveness of this Fourth Amendment Agreement. The Waiver and consent described above in this Section 4.2 is a one-time waiver and consent with respect to (as applicable) any Events of Default referred to above that may have occurred and the Tax Restructuring only, and such waiver and consent shall not be deemed to constitute a consent to any future amendment, consent or waiver, and shall not (other than in respect of such Events of Default that may have occurred and the Tax Restructuring) (i) operate as a waiver of any right, power or remedy of the Noteholders under the Transaction Documents (as defined in Section 5.3 below), or constitute a waiver of any provision thereunder or (ii) prejudice any rights which the Noteholders now have or may have in the future under or in connection with the Note Purchase Agreement and the other Transaction Documents.

5.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY.
To induce you to enter into this Fourth Amendment Agreement and to consent to the Amendments and the Waiver, the Company represents and warrants as follows:

5.1 Reaffirmation of Representations and Warranties.
(a)    All of the representations and warranties contained in Section 4 of the Existing Note Purchase Agreement are correct with the same force and effect as if made by the Company on the date hereof (or, if any representation or warranty is expressly stated to have been made as of a specific date, as of such date) except that the representation made in Section 4.5 thereof shall be made with respect to the most recent financial statements delivered by the Company to the Noteholders under Section 5.1 of the Existing Note

Purchase Agreement, and the representation made under Section 4.4 shall be made assuming Schedule 4.4 referred to therein was a reference to Exhibit C attached hereto.
(b)    All of the representations and warranties contained in the Security Agreement are correct with the same force and effect as if made by the Company on the date hereof, after giving effect to the amendments to the schedules thereto contemplated by Section 6.4 hereof.
5.2 Organization, Power and Authority, etc.
Each Obligor is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.
5.3 Legal Validity.
The execution and delivery of this Fourth Amendment Agreement, the Notes, the New Guarantees (as hereinafter defined), the Security Joinders and the documents delivered pursuant to Section 6.4 hereof (collectively, the “Amendment Documents”) by the Obligors and compliance by the Obligors with their respective obligations under the Amendment Documents, the Financing Documents and the Security Documents (collectively, the “Transaction Documents”): (a) are within the corporate powers of the Obligors; and (b) do not violate or result in any breach of, constitute a default under, or result in the creation of any Lien upon any property of any Obligor under the provisions of: (i) its organizational and governing documents; (ii) any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority applicable to any Obligor or its property; or (iii) any agreement or instrument to which any Obligor is a party or by which any Obligor or any of its property may be bound or any statute or other rule or regulation of any Governmental Authority applicable to any Obligor or its property.
The Amendment Documents have been duly authorized by all necessary action on the part of the Obligors party thereto, have been executed and delivered by a duly authorized officer of each Obligor, and constitute legal, valid and binding obligations of such Obligor, enforceable against such Obligor in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, arrangement, insolvency, moratorium, or other similar laws affecting the enforceability of creditors' rights generally and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
5.4 No Defaults.
As of the date hereof and after giving effect to this Fourth Amendment Agreement, no event has occurred and no condition exists that constitutes or would constitute a Default or an Event of Default.
5.5 Disclosure.
This Fourth Amendment Agreement and the documents, certificates or other writings delivered to the Noteholders by or on behalf of the Obligors in connection therewith, taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. There is no fact known to the Company that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the other documents, certificates and other writings delivered to the Noteholders by or on behalf of the Obligors specifically for use in connection with the transactions contemplated by this Fourth Amendment Agreement. Except as expressly set forth in this Fourth Amendment Agreement, pursuant to the Third Amendment to Amended and Restated Credit Agreement of even date herewith (the “Bank Amendment”) or otherwise disclosed in writing to the Noteholders, none of the Company, the Company's Subsidiaries or the Company's Affiliates has paid or will pay, directly or indirectly, any fee, charge, increased interest or other consideration to, or given any additional security or collateral to, or shortened the maturity or average life of any Indebtedness or permanently reduced any borrowing capacity in favor of or for the benefit of, any creditor of the Company or any creditor of any of the Company's Subsidiaries or Affiliates as a condition to, or otherwise in connection with, the execution or delivery of this Fourth Amendment Agreement or similar agreement with the holders of such Indebtedness.

6.	EFFECTIVENESS OF AMENDMENTS.
The Amendments and the Waiver shall become effective only upon the date of the satisfaction in full of the following conditions precedent (the “Effective Date”):
6.1 Execution and Delivery of this Agreement and New Notes.
The Company and the Required Holders shall have executed and delivered this Fourth Amendment Agreement and the Company shall have executed and delivered new Notes to any Noteholder tendering its Existing Notes for exchange in accordance with Section 3.2.
6.2 Subsidiary Guarantees and Security Documents of New Guarantors.
Each of Polymer LLC and Spartech Texas (the “New Guarantors”), shall have executed and delivered to the Noteholders a Subsidiary Guarantee (collectively, the “New Guarantees”) and to the Noteholders and the Collateral Agent a joinder to the Security Agreement in the form attached thereto as Exhibit A (the “Security Joinders”).
6.3 Amendment to Credit Agreement.
The Company, the guarantors party thereto (together with the Company, the “Loan Parties”), the lenders party thereto (the “Lenders”) and PNC Bank, National Association, as administrative agent (together with the Lenders, the “Bank Group”) shall have executed and delivered the Bank Amendment pursuant to which the financial covenants and related definitions in that certain Amended and Restated Credit Agreement dated as of June 9, 2010, as amended (the “Credit Agreement”), are amended to be consistent with the corresponding definitions and financial covenant ratios and levels set forth in this Fourth Amendment Agreement and a waiver is provided with respect to the Tax Restructuring corresponding to the waiver provided in Section 4 above. In the event that the fees paid to the Bank Group in connection with such amendment, on an aggregate basis, as a percentage of the aggregate Revolving Credit Commitments (as defined in the Credit Agreement) by the Company is greater than the fees paid to the holders of the Notes in connection with this Fourth Amendment Agreement, on an aggregate basis, as a percentage of the outstanding principal amount of the Notes, then the fees to be paid to the holders of the Notes shall be increased such that the percentage amount of fees paid to the holders of the Notes is equal to the percentage amount of fees paid to the Bank Group. The Noteholders hereby consent to the payment of such fees to the Bank Group and agree that the payment of such fees shall not constitute a violation of Section 8.19(a) of the Note Purchase Agreement. To the extent that the Bank Group and the Loan Parties modify the Credit Agreement to incorporate changes to the leverage ratio set forth therein corresponding to the changes to the Leverage Ratio, the Noteholders consent to such modifications notwithstanding Section 2.8(e) of the Intercreditor Agreement, subject to the agreement of the Bank Group to consent to the corresponding modifications set forth in this Fourth Amendment Agreement.
6.4 Amendments to Security Agreement Schedules; Perfection Documentation.
The schedules to the Security Agreement shall have been amended as provided in Section 2(h) of the Bank Amendment, and the Obligors shall have provided evidence of the delivery of documents, recordings and filings, and the taking of all other actions, with respect to the Security Agreement that the Collateral Agent or the Noteholders may deem necessary or desirable in order to create and/or perfect (or maintain the perfection of) the Liens created thereby (including, without limitation, with respect to the New Guarantors), and each of the Noteholders or its counsel shall have received true and correct copies of the same.

6.5 Representations and Warranties True.
The representations and warranties set forth in Section 5 shall be true and correct on such date in all respects.
6.6 Authorization.
The Obligors shall have authorized, by all necessary action, the execution, delivery and performance of all documents, agreements and certificates in connection with this Fourth Amendment Agreement.
6.7 Opinion of Company Counsel.
Each of the Noteholders shall have received an opinion, dated the date hereof, from Armstrong Teasdale LLP, special counsel for the Obligors, in form and substance satisfactory to such Noteholder and its counsel (and the Obligors hereby instruct their counsel to deliver such opinion to the Noteholders).
6.8 Secretary's Certificate.
Each of the Noteholders shall have received a certificate of the Secretary or an Assistant Secretary of each Obligor (including each New Guarantor), dated the date hereof, certifying as to the resolutions of the Obligors attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Amendment Documents to which it is a party and certifying as to and attaching organizational documents and specimen signatures of officer's executing documents in connection herewith, in form and substance satisfactory to the Required Holders and their counsel.
6.9 Amendment Fee.
The Company shall have paid to each holder of Notes on the Effective Date an amendment fee in the amount of 25 basis points (0.25%) times the outstanding principal amount of Notes held by such holder on such date.
6.10 Special Counsel Fees.
The Company shall have paid the reasonable fees and disbursements of Noteholders' special counsel in accordance with Section 7 below.
6.11 Private Placement Number.
A new Private Placement Number issued by Standard & Poor's CUSIP Service Bureau (in cooperation with the Securities Valuation Office of the National Association of Insurance Commissioners) shall have been obtained for the Notes.
6.12 Proceedings Satisfactory.
All proceedings taken in connection with this Fourth Amendment Agreement and all documents and papers relating thereto shall be satisfactory to the Noteholders signatory hereto and their special counsel, and such Noteholders and their special counsel shall have received copies of such documents and papers as they or their special counsel may reasonably request in connection herewith.

7.	EXPENSES.
Whether or not the Amendments and the Waiver become effective, the Company will promptly (and in any event within thirty (30) days of receiving any statement or invoice therefor) pay all fees, expenses and costs relating to this Fourth Amendment Agreement and any prior amendment or amendment and restatement of, or waiver under, the Existing Note Purchase Agreement, including, but not limited to, the reasonable fees of the Noteholders' special counsel, Bingham McCutchen LLP, incurred in connection with the preparation, negotiation and delivery of this Fourth Amendment Agreement, any other such amendment, amendment and restatement or waiver, and any other documents related to any thereof. In addition, the Company will pay all such fees, expenses and costs set forth in any subsequent statement within thirty (30) days of its receipt thereof. Nothing in this Section shall limit the Company's obligations pursuant to Section 13.1 of the Existing Note Purchase Agreement.

8.	MISCELLANEOUS.
8.1 Part of Note Purchase Agreement; Future References, etc.
This Fourth Amendment Agreement shall be construed in connection with and as a part of the Note Purchase Agreement and, except as expressly amended or waived under this Fourth Amendment Agreement, all terms, conditions and covenants contained in the Existing Note Purchase Agreement are hereby ratified and shall be and remain in full force and effect. Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this Fourth Amendment Agreement may refer to the Note Purchase Agreement without making specific reference to this Fourth Amendment Agreement, but nevertheless all such references shall include this Agreement unless the context otherwise requires.
8.2 Counterparts, Facsimiles.
This Fourth Amendment Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto. Delivery of an executed signature page by facsimile or e-mail transmission shall be effective as delivery of a manually signed counterpart of this Agreement.
8.3 Governing Law.
THIS FOURTH AMENDMENT AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE.
8.4 Effectiveness.
If the Effective Date does not occur on or prior to December 9, 2011, this Fourth Amendment Agreement shall automatically and without any further action terminate and be of no further force or effect, except that Section 7 shall survive such termination.
[Remainder of page intentionally left blank. Next page is signature page.]

Signature Page to Spartech Fourth Amendment to
Amended and Restated Note Purchase Agreement

If you are in agreement with the foregoing, please so indicate by signing the acceptance below on the accompanying counterpart of this Fourth Amendment Agreement and returning it to the Company, whereupon it will become a binding agreement among you and the Company.

SPARTECH CORPORATION

By: ___________________________
Name:
Title:

The foregoing Fourth Amendment Agreement is hereby accepted as of the date first above written. By its execution below, each of the undersigned represents that it is the owner of one or more of the Notes and is authorized to enter into this Fourth Amendment Agreement in respect thereof.

[Noteholder Signature Pages]

GUARANTOR ACKNOWLEDGEMENT

Each undersigned Subsidiary Guarantor hereby acknowledges and agrees to the terms of the Fourth Amendment to Amended and Restated Note Purchase Agreement dated as of December 6, 2011 (the “Fourth Amendment”), amending that certain Amended and Restated Note Purchase Agreement dated as of September 10, 2008 (initially dated as of September 15, 2004) (as amended by that certain Amendment No. 1 to Amended and Restated Note Purchase Agreement dated as of July 10, 2009, by that certain Second Amendment to Amended and Restated Note Purchase Agreement dated as of June 9, 2010, by that certain Third Amendment to Amended and Restated Note Purchase Agreement dated as of January 12, 2011 and as may be further amended, the “Note Purchase Agreement”), among Spartech Corporation, a Delaware corporation, and the holders of Notes party thereto. Each undersigned Subsidiary Guarantor hereby confirms that the Subsidiary Guarantee and Security Documents to which it is a party remains in full force and effect after giving effect to the Fourth Amendment and continues to be the valid and binding obligation of such Subsidiary Guarantor, enforceable against such Subsidiary Guarantor in accordance with its terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditor's rights generally or by equitable principles including principles of commercial reasonableness, good faith and fair dealing (whether enforceability is sought by proceedings in equity or at law).

Capitalized terms used herein but not defined are used as defined in the Note Purchase Agreement.

Dated as of December 6, 2011

ALCHEM PLASTICS CORPORATION
POLYMER EXTRUDED PRODUCTS, LLC (successor by merger to Polymer Extruded Products, Inc. and PEPAC Holdings, Inc.)
SPARTECH POLYCAST, INC.
SPARTECH TOWNSEND, INC.
SPARTECH POLYCOM, INC. (successor by merger to Atlas Alchem Plastics, Inc., Alchem Plastics, Inc., Spartech Plastics, LLC, Spartech CMD, LLC and Spartech SPD, LLC)
FRANKLIN-BURLINGTON PLASTICS, INC.
SPARTECH FCD, LLC
By:    Polymer Extruded Products, LLC,
its managing member
SPARTECH MEXICO HOLDING COMPANY
SPARTECH MEXICO HOLDING COMPANY TWO
SPARTECH MEXICO HOLDINGS, LLC
By:    Spartech Mexico Holding Company,
its sole member
CREATIVE FORMING, LLC (f/k/a Creative Forming, Inc.)
SPARTECH RESEARCH AND
DEVELOPMENT, LLC
By:    Spartech Corporation, its sole member
SPARTECH FRANCE HOLDINGS, L.P.
By:    Spartech Polycom, Inc., its General Partner

SPARTECH POLYCOM (TEXAS), INC.

By: ____________________
Name:
Title:

Annex 1

Noteholders

Metropolitan Life Insurance Company

Metlife Insurance Company of Connecticut

Teachers Insurance and Annuity Association of America

AXA Equitable Life Insurance Company

MONY Life Insurance Company

The Variable Annuity Life Insurance Company

The Guardian Life Insurance Company of America

Massachusetts Mutual Life Insurance Company

C.M. Life Insurance Company

Primerica Life Insurance Company

EXHIBIT A

AMENDMENTS

(a)Section 2 - Interest Rate. Section 2 of the Existing Note Purchase Agreement is hereby amended by inserting “(subject to adjustment as provided in the Notes)” immediately following “6.58% per annum” in the last line thereof.
(b)Section 5.1 - Financial and Business Information. Section 5.1(g) of the Existing Note Purchase Agreement is hereby amended and restated in its entirety to read as follows:
“(g)    Capital Expenditures Reporting -- within 30 days after the end of each fiscal quarter of the Company, a detailed report on its Capital Expenditures made during such prior fiscal quarter, together with a budget for Capital Expenditures projected for the current fiscal quarter, and including management's commentary and analysis of each project undertaken during such prior fiscal quarter; provided, that the Company shall no longer be required to deliver such report after any fiscal quarter of the Company at the end of which both (i) the Leverage Ratio is below 2.50 to 1.00 and (ii) the Company has in effect a long-term debt rating of BBB- (such rating, and its equivalent as described below, the “Rating Threshold”) or higher from Fitch IBCA, Duff & Phelps, a division of Fitch, Inc., and its successors (“Fitch”), or an equivalent rating from another “nationally recognized statistical rating organization”, as defined for purposes of Rule 436(g)(2) under the Securities Act (an “NSRO”), and has delivered to each Noteholder a copy of the letter from Fitch or such other NSRO providing such rating together with each letter from any other NSRO providing a rating on the Company's long-term debt (and written confirmation of each such rating from each such NSRO on an annual basis thereafter), and provided that each such rating is not below the Rating Threshold;”
(c)Section 6.6 - Make-Whole Amount. Section 6.6 of the Existing Note Purchase Agreement is hereby amended by adding the following sentence to the end thereof:
“Notwithstanding the foregoing, the calculation of Make-Whole Amount shall not take into account any Additional Interest (as defined in the Notes) which may be in effect at any time.”
(d)Section 8.7 - Fixed Charge Coverage Ratio. Section 8.7 of the Existing Note Purchase Agreement is hereby amended and restated in its entirety to read as follows:
“8.7.    Fixed Charge Coverage Ratio.
Permit the Fixed Charge Coverage Ratio to be less than (a) 2.25 to 1.00 at the end of the fourth fiscal quarter of 2011, (b) 2.25 to 1.00 at the end of any fiscal quarter through and including the third fiscal quarter of 2012 in the event that the Company records a goodwill impairment in the fourth fiscal quarter of 2011, otherwise 2.00 to 1.00 at the end of each fiscal quarter following the fourth fiscal quarter of 2011 through and including the third fiscal quarter of 2012, (c) 1.20 to 1.00 at the end of any fiscal quarter occurring during the period from and including the first day of the fourth quarter of 2012 through and including the last day of the first fiscal quarter of 2013, and (d) 1.30 to 1.00 at the end of the second fiscal quarter of 2013 and at the end of each fiscal quarter ending thereafter.”

(e)Section 8.8 - Leverage Ratio. Section 8.8 of the Existing Note Purchase Agreement is hereby amended and restated in its entirety to read as follows:
“8.8.    Leverage Ratio.
Permit the Leverage Ratio to exceed (a) 3.50 to 1.00 at any time after the last day of the third fiscal quarter of fiscal year 2011 through and including the last day of the fourth fiscal quarter of fiscal year 2011, (b) 3.25 to 1.00 at any time after the last day of the fourth fiscal quarter of fiscal year 2011 through and including the last day of the second fiscal quarter of fiscal year 2012, (c) 3.00 to 1.00 at any time after the last day of the second fiscal quarter of fiscal year 2012 through and including the last day of the third fiscal quarter of fiscal year 2013, and (d) 2.75 to 1.00 at any time thereafter.”
(f)Section 8.18 - Capital Expenditures. Section 8.18 of the Existing Note Purchase Agreement is hereby amended and restated in its entirety to read as follows:
“8.18    Capital Expenditures.

(a)    Permit Capital Expenditures of the Company and its Subsidiaries unless the Fixed Charge Coverage Ratio, determined on a Pro Forma Basis as of the date of such Capital Expenditure, is not less than (i) 2.25 to 1.00 if such date is on or before the last day of the fourth fiscal quarter of 2011, (ii) 2.25 to 1.00 if such date is after the last day of the fourth fiscal quarter of 2011 but on or before the last day of the third fiscal quarter of 2012 in the event that the Company records a goodwill impairment in the fourth fiscal quarter of 2011, otherwise 2.00 to 1.00 if such date is after the last day of the fourth fiscal quarter of 2011 but on or before the last day of the third fiscal quarter of fiscal year 2012, (iii) 1.20 to 1.00 if such date is after the last day of the third fiscal quarter of fiscal year 2012 but on or before the last day of the first fiscal quarter of fiscal year 2013, or (iv) 1.30 to 1.00 if such date is on or after the first day of the second fiscal quarter of fiscal year 2013.

(b)    Notwithstanding the provisions of Section 8.18(a), as of the end of any fiscal quarter (as used in this Section 8.18, each, a “Testing Date”), the Company shall not allow the aggregate amount of Capital Expenditures for the preceding period of 3 consecutive fiscal quarters, plus the amount of Capital Expenditures for the immediately following fiscal quarter (as used in this Section 8.18(b), each, a “Testing Period”) to exceed $30,000,000 unless the Leverage Ratio as of such Testing Date is less than 2.50 to 1.00. If at the end of any fiscal year of the Company commencing with fiscal year 2012, the amount of Capital Expenditures for the Testing Period then ended is less than $30,000,000, the amount of Capital Expenditures permitted under this Section 8.18 for the immediately succeeding four (4) fiscal quarters shall be increased by the total amount of the unused permitted Capital Expenditures calculated as of the Testing Date occurring on the last day of such fiscal year (less an amount equal to any unused Capital Expenditures carried forward to such Testing Date from the prior fiscal year) (the amount of such increase being referred to herein as the “Carry-Forward Amount”) with Capital Expenditures made by the Company and its Subsidiaries in such succeeding Testing Period applied last to the Carry-Forward Amount."

(g)Section 19.6 - Accounting Terms; Pro Forma Calculations. Section 19.6 of the Existing Note Purchase Agreement is hereby amended by adding the following paragraph at the end of such Section and replacing the words “Pro Forma” with “Covenant” in the heading thereof:
“Notwithstanding anything to the contrary herein, for purposes of determining compliance with the covenants in this Agreement, any election by the Company to measure any portion of a non-derivative financial liability at fair value (as permitted by Financial Accounting Standards Board Accounting Standards Codification 825-10-25 (formerly known as FASB 159) or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.”
(h)Schedule B - Amendment. Schedule B of the Existing Note Purchase Agreement is hereby amended by amending and restating the definitions of “Default Rate” and “Fixed Charge Coverage Ratio” therein to read as follows:
““Default Rate” means that rate of interest that is the greater of (i) 2% above the rate otherwise in effect under the terms of the Notes (including any Additional Interest) and (ii) 2% above the rate of interest publicly announced by Citibank, N.A. from time to time at its principal office in New York City as its prime rate.”
““Fixed Charge Coverage Ratio” means, as of any date of determination, for the Company and its Subsidiaries on a consolidated basis, the ratio of (a) the sum of (i) EBITDA minus (ii) Capital Expenditures, minus (iii) income tax expense to (b) the sum of (i) cash Consolidated Interest Expense, plus (ii) Dividends, plus (iii) Stock Redemptions, plus (iv) (A) if such date of determination is on or before the last day of the third fiscal quarter of 2012, 100% of scheduled installment payments of principal of Consolidated Indebtedness, or (B) in the case of any other date of determination, 50% (except for purposes of determining this ratio pursuant to Section 8.13 hereof, and in such case, 100%) of scheduled installment payments of principal of Consolidated Indebtedness, in each case for the four consecutive fiscal quarters most recently ended.”
(i)Schedule B - Additional Definitions. Schedule B of the Existing Note Purchase Agreement is hereby amended by adding the following definitions in their appropriate alphabetical order as follows:

“Additional Interest” is defined in the Notes.
“Carry-Forward Amount” is defined in Section 8.18(b).
“Fitch” is defined in Section 5.1(g).
“NSRO” is defined in Section 5.1(g).
“Rating Threshold” is defined in Section 5.1(g).
“Testing Period” is defined in Section 8.18(b).

EXHIBIT B
FORM OF NOTE
(Attached)